PROSPECTUS SUPPLEMENT NO. 10 (TO PROSPECTUS DATED MAY 13, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-295777

This prospectus supplement supplements the prospectus dated May 13, 2026 (the “Prospectus”) filed by Enhanced Group Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form S‑1 (Registration No. 333‑295777). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2026 (the “Current Report”). Accordingly, we have attached the Company’s Current Report to this prospectus supplement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Our Class A common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ENHA”. On November 9, 2026, the last reported sales price of our Class A common stock on NYSE was $8.48 per share.

Effective at 12:01 a.m., Central Time, on October 29, 2026, we effected a one-for-ten reverse stock split of our Class A common stock and our Class B common stock (the “Reverse Stock Split”). Our Class A common stock began trading on the NYSE on a split-adjusted basis at the opening of trading on October 29, 2026 under the symbol “ENHA” and under a new CUSIP number, 29333R206. Unless otherwise indicated, the share and per share information contained in the Prospectus does not give effect to the Reverse Stock Split. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the number of shares of our Class A common stock registered under the Registration Statement has been proportionately adjusted to reflect the Reverse Stock Split. As so adjusted, the Prospectus relates to the offer and resale by the selling security holders named in the Prospectus of up to an aggregate of 6,170,411 shares of our Class A common stock, consisting of up to 5,888,703 shares of Class A common stock, up to 200,008 shares of Class A common stock issuable upon the exercise of SAFE Warrants and up to 81,700 shares of Class A common stock issuable upon the exercise of Consultant Warrants. In addition, the exercise price of each SAFE Warrant has been proportionately adjusted from $10.00 to $100.00 per share, and the exercise price of each Consultant Warrant has been proportionately adjusted from $9.32 to $93.20 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements to it, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 4, 2026

ENHANCED GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Texas	001-42769	42-2394886
(State or other jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification Number)

169 Madison Ave, Suite 15101 New York, NY	10016
(Address of principal executive offices)	(Zip Code)
N/A
(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ENHA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this "Amendment") amends the Current Report on Form 8-K of Enhanced Group Inc. (the "Company") filed with the Securities and Exchange Commission on November 5, 2026 (the "Original Report"). As disclosed in the Original Report, the Company entered into Exchange Agreements with certain holders of shares of DEAG Deutsche Entertainment Aktiengesellschaft, a German live-entertainment company ("DEAG") and agreed to a form of Lock-Up Agreement, and stated its intention to file those agreements as exhibits to an amendment to the Original Report.

This Amendment is being filed to file as Exhibits 10.3 through 10.6 (A) the Exchange Agreement with Apeiron Investment Group Ltd., (B) the Exchange Agreement with Apeiron SICAV Limited – Live Opportunities Fund, (C) the form of Exchange Agreement entered into with each of Galaxy Group Funding ECI U LLC, Apeiron 101 Ltd. and B72 Ventures GmbH, and (D) the form of Lock-Up Agreement. Except as described herein, this Amendment does not modify or update any disclosure in the Original Report, and the information in the Original Report speaks as of its date.

Item 1.01 Entry into a Material Definitive Agreement
The information set forth in Item 1.01 of the Original Report is incorporated herein by reference. The descriptions of the Exchange Agreements and the Lock-Up Agreement in the Original Report do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies or forms of which are filed as Exhibits 10.3 through 10.6 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.3*	Exchange Agreement, dated as of November 4, 2026, by and between Enhanced Group Inc. and Apeiron Investment Group Ltd.
10.4*	Exchange Agreement, dated as of November 4, 2026, by and between Enhanced Group Inc. and Apeiron SICAV Limited – Live Opportunities Fund
10.5*+	Form of Exchange Agreement, dated as of November 4, 2026, by and between Enhanced Group Inc. and each holder listed on the schedule thereto
10.6	Form of Lock-Up Agreement, by and between Enhanced Group Inc. and each Exchange Holder
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and certain personal information has been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

+ Filed in the form executed by each holder identified in the schedule attached to such exhibit pursuant to Instruction 2 to Item 601(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 9, 2026

Enhanced Group Inc.

By:	/s/ Siddhartha Banthiya
Name	Siddhartha Banthiya
Title	Chief Financial Officer

Schedule to Exhibit 10.5

Pursuant to Instruction 2 to Item 601(a) of Regulation S-K, the Company has entered into the following agreements, which are substantially identical in all material respects to the form filed as Exhibit 10.5 except as to the parties, dates and share amounts set forth below.

Holder	Date	DEAG Shares Exchanged	Enhanced Class A Shares Issuable
Galaxy Group Funding ECI U LLC	November 4, 2026	2,691,817	1,543,757
Apeiron 101 Ltd.	November 4, 2026	283,479	162,575
B72 Ventures GmbH	November 4, 2026	190,363	109,173